Beazer Homes Names Keith Belknap Executive Vice President and General Counsel

ATLANTA, January 8, 2018 -- -- (BUSINESS WIRE)-- Beazer Homes USA, Inc. (NYSE: BZH) (www.beazer.com) today announced the appointment of Keith Belknap as Executive Vice President and General Counsel. Mr. Belknap has practiced law for over 25 years, with both private practice and extensive in-house experience, including legal and strategic roles directly related to the building products and residential real estate industries.  Most recently, Mr. Belknap was Executive Vice President, Business Development, General Counsel, Corporate Secretary and Chief Compliance Officer of Mueller Water Products, Inc.  Prior to that time, he served as Senior Vice President and General Counsel of PRIMEDIA, Inc., a digital media and real estate advertising company.  In addition, Mr. Belknap has held senior legal positions with PPG Industries and Georgia-Pacific Corporation.   He began his legal career at Skadden, Arps, Slate, Meagher & Flom LLP, where he practiced for 10 years.  He received a Bachelor of Arts degree from the University of Tulsa and a Juris Doctor from Harvard Law School.

Mr. Belknap succeeds Kenneth F. Khoury, currently Executive Vice President, General Counsel and Chief Administrative Officer of the Company as part of a planned transition of Mr. Khoury’s responsibilities that will lead to his eventual retirement.  Mr. Khoury remains with the Company and will continue managing the Company’s Human Resources and Information Technology functions.

Headquartered in Atlanta, Beazer Homes is one of the country’s 10 largest single-family homebuilders. The Company’s homes meet or exceed the benchmark for energy-efficient home construction as established by ENERGY STAR® and are designed with Choice Plans to meet the personal preferences and lifestyles of its buyers.  In addition, the Company is committed to providing a range of preferred lender choices to facilitate transparent competition between lenders and enhanced customer service.  The Company offers homes in Arizona, California, Delaware, Florida, Georgia, Indiana, Maryland, Nevada, North Carolina, South Carolina, Tennessee, Texas and Virginia.  Beazer Homes is listed on the New York Stock Exchange under the ticker symbol “BZH.” For more info visit Beazer.com, or check out Beazer on Facebook and Twitter.

CONTACT: Beazer Homes USA, Inc.
David I. Goldberg
Vice President, Treasurer and Investor Relations
770-829-3700
investor.relations@beazer.com